EXHIBIT 99.1

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                      Accelr8 and Becton Dickinson Conclude
                          Technical Development Project


DENVER, Colo., September 25, 2009 - Accelr8 Technology Corporation (Alternext-US:AXK) announced today that it has concluded a technical development project with Becton, Dickinson and Company ("BD," NYSE: BDX). Accelr8's technology met formal testing requirements for identification of a subset of relevant species of bacteria. However, BD advised the Company that it has decided to decline an associated exclusive technology license option. At any time, BD has numerous new product opportunities, and prioritizes projects on the basis of decision criteria that are not limited to technical factors.

According to David Howson, Accelr8's president, "we're disappointed by BD's decision not to exercise its exclusive option. Nevertheless, we made substantial advances and gained strong supporting technical evidence in the project, including integrated testing using patient specimens. We will continue discussions with other prospective collaborators. The BACcel(TM) rapid diagnostic system remains the only technology yet supported by published data to have the capability to provide same-day analysis of all significant highly drug-resistant bacteria and their particular resistance mechanisms."

About Accelr8
Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation and biosciences basic research. Accelr8 is developing a rapid clinical pathogen diagnostic platform, the BACcel(TM), based on its wholly-owned intellectual property. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8's own products.


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       Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

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Contact
John Metzger, of Metzger Associates
+1.303.786.7000, ext. 2202
john@metzger.com

OR

Tom Geimer, of Accelr8 Technology Corp.
+1.303.863.8088
tom.geimer@accelr8.com